UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Trubion Pharmaceuticals, Inc.

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Notice of 2007 Annual Meeting and Proxy Statement

April 25, 2007

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders on Friday, May 25, 2007, at 9:30 a.m. local time, at our offices located at 2401 4th Avenue, Suite 1050, Seattle, WA 98121.

The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. Your vote is very important. I urge you to vote by mail in order to be certain your shares are represented at the meeting, even if you plan to attend.

I look forward to seeing you at the meeting.

Peter A. Thompson, M.D., FACP
President, Chief Executive Officer
and Chairman of the Board of Directors

General Information
Board of Directors
Highlights of Trubion’s Corporate Governance Guidelines
Committees of the Board of Directors
Audit Committee Matters
Compensation Committee Matters
2006 Director Compensation
Executive Compensation
Voting Securities and Principal Holders
PROPOSAL I ELECTION OF DIRECTORS
PROPOSAL II RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TRUBION PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 25, 2007

April 25, 2007

We cordially invite you to attend Trubion’s 2007 Annual Meeting of Stockholders (the “annual meeting”) to be held on Friday, May 25, 2007 at 9:30 a.m. local time at Trubion’s offices located at 2401 4th Avenue, Suite 1050, Seattle, WA 98121 for the following purposes:

•	to elect two (2) Class I directors to the Board of Directors, each to serve a term of three (3) years;

•	to ratify the appointment by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the year 2007; and

•	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 26, 2007 will be entitled to vote at the meeting and at any adjournment of the meeting.

Whether or not you plan to attend this meeting, you may vote by mailing the proxy card in the enclosed postage prepaid envelope. Any stockholder attending the annual meeting may vote in person, even though he or she has already returned a proxy card. Your vote is very important. We look forward to seeing you at the meeting.

This combined proxy statement and annual report to stockholders and the proxy are being mailed to stockholders of record on or about April 25, 2007.

By order of the board of directors,

Patrick J. Schultheis
Secretary

April 25, 2007
Seattle, Washington

YOUR VOTE IS IMPORTANT!

Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your
Proxy Is Greatly Appreciated.

General Information

All references in this proxy statement to “we,” “us,” “our,” “Trubion” or the “Company” shall mean Trubion Pharmaceuticals, Inc. This proxy statement (this “proxy statement”) contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully.

A proxy card (the “proxy card”), the Notice of Annual Meeting of Stockholders (the “notice”) and a copy of the 2006 Annual Report to Stockholders (the “annual report”) are enclosed. Our annual report can also be accessed free of charge electronically on our website at www.trubion.com or by writing to us at Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121, Attention: Investor Relations.

This proxy statement and the enclosed notice, annual report, and proxy card are being distributed on or about April 25, 2007.

Why did I receive this proxy statement?

The board of directors of Trubion Pharmaceuticals (the “Board”) is soliciting proxies to be voted at the annual meeting of stockholders to be held on Friday, May 25, 2007, and at any adjournment of the annual meeting. When the Company asks for your proxy we must provide you with a proxy statement that contains certain information specified by law.

What will the stockholders vote on at the annual meeting?

Two items:

•	election of two Class I directors; and

•	ratification of the appointment of our independent registered public accounting firm.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders as of the close of business on March 26, 2007 (the “record date”) may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name as the stockholder of record; and/or

•	held for you in an account with a broker, bank, or other nominee.

What constitutes a quorum?

A majority of the outstanding shares present or represented by proxy, constitutes a quorum for the annual meeting. As of the record date 17,585,477 shares of Company common stock were issued and outstanding.

Your shares are counted as present at the annual meeting if you are either (i) present and vote in person at the annual meeting or (ii) have properly submitted a proxy via mail. Abstentions, broker non-votes, and votes withheld from director nominees are considered as shares present at the annual meeting for the purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for the owner of the shares does not vote on a particular proposal because the nominee does not have discretionary voting authority for that proposal and has not received voting instructions from the owner of the shares.

How many votes are required for the approval of each item?

There are differing vote requirements for the various proposals.

•	The two nominees for director receiving the most votes will be elected.

•	The appointment of our independent registered public accounting firm will be approved if at least a majority of the shares of our common stock present or represented by proxy at the annual meeting and entitled to vote are cast “FOR” the proposal.

How are votes counted?

For Proposal I you may vote “FOR” all of the nominees or you may elect to have your vote “WITHHELD” with respect to one or more of the nominees. Votes that are withheld will be excluded entirely and will have no effect in the election of directors. Similarly, if you hold your shares in a brokerage account in your broker’s name (this is called “street name”) and you do not vote or instruct the broker how to vote the shares, or your broker does not have discretionary authority to vote in the election of directors, your shares will have no effect in the election of directors.

For Proposal II you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on Proposal II it has the same effect as a vote against the proposal. If you hold your shares in a “street name” and you do not vote or instruct the broker how to vote the shares, or your broker does not have discretionary authority to vote, your shares will not be counted in the tally of the number of shares cast on Proposal II and therefore may have the effect of reducing the number of shares needed to approve the proposal.

Finally, if you just sign and return your proxy card with no further instructions, your shares will be counted as a vote “FOR” each director nominee and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

How do I vote by proxy?

You may vote:

•	in person by attending the annual meeting; or

•	by completing and returning your proxy by mail in the enclosed postage prepaid envelope.

To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the directions on the proxy card. If you send in your card but do not mark any selections, your shares will be voted as recommended by our Board. Whether you plan to attend the annual meeting or not, we encourage you to vote by proxy as soon as possible.

You have the right to revoke your proxy at any time before the meeting by (1) notifying our corporate secretary in writing or (2) delivering to our corporate secretary a later-dated proxy in writing. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting.

Can I change my vote?

You can revoke your proxy before the time of voting at the annual meeting in several ways:

•	by mailing a revised proxy dated later than the prior proxy;

•	by voting in person at the annual meeting; or

•	by notifying our corporate secretary in writing that you are revoking your proxy. Your revocation must be received before the annual meeting to be counted.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone, and on the Internet.

How do I vote in person?

If you are a stockholder of record you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.

Who is soliciting my vote and who pays for the solicitation of proxies?

This Proxy Statement is furnished in connection with the solicitation of your vote by our Board. We pay the costs of soliciting proxies from stockholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. directors, officers, and regular employees may solicit proxies on our behalf personally, by telephone or by facsimile, without additional compensation.

How does the Board recommend voting on the proposals?

Our Board recommends that you vote your shares “FOR” each of the Class I nominees to the Board and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2007.

How do I submit a stockholder proposal for the 2008 annual meeting?

We anticipate holding our 2008 Annual Meeting of Stockholders on or about May 25, 2008. Stockholder proposals for our 2008 Annual Meeting of Stockholders, whether intended for inclusion in the Proxy Statement for such meeting or for presentation directly at such meeting, must be received at our principal executive offices by the close of business on December 27, 2007. In addition, notice of any stockholder proposals must be given in accordance with our bylaws and all other applicable requirements including the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). If a stockholder fails to give notice of a stockholder proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the Proxy Statement for the 2008 Annual Meeting of Stockholders and the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2008 Annual Meeting of Stockholders.

What does it mean if I receive more than one proxy card?

It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each card.

Who tabulates the votes?

The votes will be tabulated by an independent inspector of election, who will be a representative of our transfer agent, U.S. Stock Transfer Corporation.

How do I contact the board of directors?

You can send written communications to one or more members of the Board, addressed to:

Corporate Secretary
Trubion Pharmaceuticals, Inc.
2401 4th Ave., Suite 1050
Seattle, WA 98121

All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the Company.

What is “householding”?

We have adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

What if I want to receive a separate copy of the annual report and proxy statement?

If you participate in householding and wish to receive a separate copy of the 2006 annual report and 2007 proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please contact us at Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121, Attention: Investor Relations. We will deliver the requested documents to you promptly upon your request.

Where are Trubion’s principal executive offices?

Our principal executive offices are located at 2401 4th Avenue, Suite 1050, Seattle, WA 98121. Our telephone number is (206) 838-0500.

Board of Directors

Director Biographies

Class I Directors

The following two directors’ terms will expire at this year’s annual meeting. Each of these directors has been nominated and is standing for election to serve another term that will expire in 2010. See page 25 of this proxy statement for more information.

Name of Nominee	Age	Position/Principal Occupation During Past Five Years

Steven Gillis, Ph.D.(1)(2)	53	Steven Gillis, Ph.D., has served as a member of the Board since January 2006.
		Since 2005, Dr. Gillis has been a managing director with ARCH Venture Partners, a venture capital firm. From 1994 to 2005, Dr. Gillis served as chief executive officer and chairman of the board of directors of Corixa Corporation, which he co-founded in October 1994. Previously, Dr. Gillis served as chief executive officer and chairman of the board of directors of Immunex Corporation, which he co-founded. Dr. Gillis serves as a director of Migenix, Inc. Dr. Gillis received a Ph.D. from Dartmouth College and a B.A. from Williams College.

Name of Nominee	Age	Position/Principal Occupation During Past Five Years

Patrick J. Heron(1)	36	Patrick J. Heron has served as a member of the Board since November 2002.
		Mr. Heron is a partner with Frazier Healthcare Ventures, a venture capital firm, which he joined in 1999. Mr. Heron received a B.A. from the University of North Carolina at Chapel Hill and received an MBA from Harvard Business School.

(1)	Member of compensation committee

(2)	Member of nominating and corporate governance committee

Class II Directors

The following three directors will continue in office until 2008:

Name	Age	Position/Principal Occupation During Past Five Years

David A. Mann(1)	48	David A. Mann has served as a member of the Board since April 2006.
		From 1999 to 2002, Mr. Mann served as the chief financial officer at Immunex Corporation. Since his retirement from Immunex in 2002, Mr. Mann has served on the board of trustees for the Western Washington University Foundation and the Fred Hutchinson Cancer Research Center. Mr. Mann received an MBA from the University of Washington and a B.A. from Western Washington University.
Samuel R. Saks, M.D.(1)(3)	52	Samuel R. Saks, M.D. has served as a member of the Board since September 2005.
		Since 2003, Dr. Saks has been the chief executive officer of Jazz Pharmaceuticals, which he also founded. From 2001 to 2003, he served as the company group chairman of ALZA Corporation and a member of the Johnson & Johnson Pharmaceutical Operating Committee. Dr. Saks received a B.S. from the University of Illinois at Champaign and an M.D. from the University of Illinois Medical Center.
David Schnell, M.D.(2)(3)	46	David Schnell, M.D., has served as a member of the Board since July 2004.
		Dr. Schnell is a managing director at Prospect Venture Partners, a venture capital fund, which he co-founded in 1997. Dr. Schnell is a member of the board of directors of a number of privately-held companies. Dr. Schnell received an M.D. from Harvard Medical School, an M.A. from Stanford University School of Medicine, and a B.S. from Stanford University.

(1)	Member of audit committee

(2)	Member of compensation committee

(3)	Member of nominating and corporate governance committee

Class III Directors

The following three directors will continue in office until 2009:

Name	Age	Position/Principal Occupation During Past Five Years

Lee R. Brettman, M.D., FACP(1)	60	Lee R. Brettman, M.D., FACP, has served as a member of the Board since November 2002.
		Dr. Brettman is the president and chief executive officer of Dynogen Pharmaceuticals, Inc., a company which he founded in 2002. From 2001 to 2003, Dr. Brettman was an entrepreneur in residence at Oxford Bioscience Partners, a venture capital firm. From 1995 to 1999, he was chief medical officer and senior vice president of medical and regulatory affairs at Leukosite, Inc. and then held the same positions from 1999 to 2001 at Millennium Pharmaceuticals, Inc., both biopharmaceutical companies. Dr. Brettman received an M.D. from the Baylor College of Medicine and two Bachelor’s degrees from the Massachusetts Institute of Technology.
Anders D. Hove, M.D.(1)	41	Anders D. Hove, M.D. has served as a member of the Board since July 2004.
		Dr. Hove is a general partner of Venrock Associates, a venture capital firm, which he joined in January 2004. From 1996 to 2004, Dr. Hove was a fund manager at BB Biotech Fund, an investment firm, and from 2002 to 2003 he served as chief executive officer of Bellevue Asset Management, an investment company. Dr. Hove is a member of the boards of directors of a number of privately-held companies. He received a M.Sc. from the Technical University of Denmark, an M.D. from the University of Copenhagen, and an MBA from INSEAD.
Peter A. Thompson, M.D., FACP	47	Peter A. Thompson, M.D., FACP, is one of Trubion’s founders and has served as president and chief executive officer since May 2002, as our treasurer since December 2002, as a member of the Board since February 2002, and as the chairman of the Board since March 2006.
		From 2003 to 2006, Dr. Thompson served as a venture partner at ATP Capital, a venture capital firm. Previously, Dr. Thompson served as chief executive officer and chairman of the board of directors of iMetrikus, a healthcare technology company, which he co-founded. Prior to iMetrikus, Dr. Thompson served as vice president and general manager of Chiron Informatics, and prior to Chiron he served as vice president, research and technology development at Becton Dickinson Immunocytometry Systems. Dr. Thompson is a board certified medical oncologist and internist who received an M.D. and a Sc.B. from Brown University.

(1)	Member of audit committee

Highlights of Trubion’s Corporate Governance Guidelines

The Board has established guidelines that it follows in matters of corporate governance. The following summary provides highlights of those guidelines. A complete copy of the guidelines is available online at http://investors.trubion.com/governance.cfm or in paper form upon request to our corporate secretary.

Role of the Board

The directors are elected by the stockholders to oversee the actions and results of the Company’s management. Their responsibilities include:

•	providing general oversight of the business

•	approving corporate strategy

•	approving major management initiatives

•	providing oversight of legal and ethical conduct

•	overseeing the Company’s management of significant business risks

•	selecting, compensating, and evaluating directors

•	evaluating Board processes and performance

•	selecting, compensating, evaluating, and, when necessary, replacing the chief executive officer, and compensating other executive officers

Composition of the Board of Directors

Mix of Independent Directors and Officer-Directors

There should always be a substantial majority (75 percent or more) of independent directors. The chief executive officer should also be a Board member. Other officers may, from time to time, be Board members, but no officer other than the chief executive officer should expect to be elected to the Board by virtue of his or her office.

Selection of Director Candidates

The Board is responsible for selecting candidates for Board membership and for establishing the criteria to be used in identifying potential candidates. The Board delegates the screening process to the nominating and corporate governance committee. For more information on the director nomination process, including the current selection criteria, see Nominating and Corporate Governance Committee Matters on page 9.

Independence Determinations

The Board annually determines the independence of directors based on a review by the directors and the nominating and corporate governance committee. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, stockholder, or officer of an organization that has a material relationship with the Company.

We have adopted the following standards for director independence in compliance with The Nasdaq Stock Market corporate governance listing standards:

•	No director qualifies as “independent” if such person has a relationship which, in the opinion of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director;

•	A director who is an officer or employee of us or our subsidiaries, or one whose immediate family member is an executive officer of us or our subsidiaries, is not “independent” until three years after the end of such employment relationship;

•	A director who accepts, or whose immediate family member accepts, more than $60,000 in compensation from us or any of our subsidiaries during any period of twelve consecutive months within the three years preceding the determination of independence, other than certain permitted payments such as compensation for Board or Board committee service, payments arising solely from investments in our securities, compensation paid to a family member who is a non-executive employee of us or a subsidiary of ours, or benefits under a tax-qualified retirement plan, is not “independent” until three years after he or she ceases to accept more than $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence;

•	A director who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, is not “independent” until three years after falling below such threshold;

•	A director who is employed, or one whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship; and

•	A director who is, or who has a family member who is, a current partner of our independent registered public accounting firm, Ernst & Young LLP, or was a partner or employee of Ernst & Young LLP who worked on our audit is not “independent” until three years after the end of such affiliation or employment relationship.

The Board has determined that Lee R. Brettman, M.D., FACP, Steven Gillis, M.D., Patrick J. Heron, Anders D. Hove, M.D., David A. Mann, Samuel R. Saks, M.D., and David Schnell, M.D. meet the aforementioned independence standards. Peter A. Thompson, M.D., FACP, does not meet the aforementioned independence standards because he is our current president and chief executive officer and is an employee of Trubion. There are no family relationships among any of our directors or executive officers.

Director Compensation and Equity Ownership

The compensation committee annually reviews director compensation. Any recommendations for changes are made to the full Board by the compensation committee.

Directors should hold meaningful equity ownership positions in the Company; accordingly, a significant portion of overall director compensation is in the form of Company equity.

Board Meetings and Committees and Annual Meeting Attendance

Our Board held a total of twelve meetings and acted by written consent eight times during the calendar year ended December 31, 2006. No director attended fewer than 75% of the total number of meetings of the Board and committees of the Board of which he is a member, if any. During such period the Board had a standing audit committee and compensation committee. In March 2006 the Board formed a nominating and corporate governance committee. The Company’s audit committee charter, compensation committee charter, and nominating and corporate governance committee charter, each as adopted by the Board, are posted on our website at http://investors.trubion.com/documents.cfm under the caption “Investors — Corporate Governance — Committees and Charters.”

We encourage, but do not require, our Board members to attend the annual meeting of stockholders.

Stockholders’ Communications Process

Any of our stockholders who wish to communicate with the Board, a committee of the Board, the non-management directors as a group, or any individual member of the Board, may send correspondence to our corporate secretary of Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121.

Our corporate secretary will compile and submit on a periodic basis all stockholder correspondence to the entire Board, or, if and as designated in the communication, to a committee of the Board, the non-management directors as a group, or an individual Board member. The independent directors of the Board review and approve the stockholders’ communications process periodically to ensure effective communication with stockholders.

Code of Ethics

On July 19, 2006, the Company adopted a Code of Business Ethics and Conduct for all employees and directors. A copy of our Code of Business Conduct and Ethics is available on our website at http://investors.trubion.com/documents.cfm.

We intend to post on our website any amendment to, or waiver from, a provision of our codes of ethics within four business days following the date of such amendment or waiver.

Committees of the Board of Directors

Nominating and Corporate Governance Committee Matters

Membership and Independence

Drs. Gillis, Saks, and Schnell, each of whom is a non-employee member of our Board, comprise our nominating and corporate governance committee. Dr. Gillis is the chairman of our nominating and corporate governance committee. Our Board has determined that each member of our nominating and corporate governance committee meets current SEC and Nasdaq requirements for independence. The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending to the Board director nominees for each annual meeting of stockholders;

•	developing and recommending to our Board governance principles applicable to us;

•	overseeing the evaluation of our Board and management; and

•	recommending to our Board members for each Board committee.

A more detailed description of the nominating and corporate governance committee’s functions can be found in our nominating and corporate governance committee charter at http://investors.trubion.com/documents.cfm or by writing to us at Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121, Attention: Investor Relations. The nominating and corporate governance committee met zero times during the fiscal year ended December 31, 2006.

Stockholder Recommendations and Nominees

The policy of our nominating and corporate governance committee is to consider properly submitted recommendations for candidates to the Board from stockholders. In evaluating such recommendations, the nominating and corporate governance committee seeks to achieve a balance of experience, knowledge, integrity, and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder recommendations for consideration by the nominating and corporate governance committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Trubion within the last three years, at least three personal references, a statement of recommendation of the candidate from the stockholder, a description of the shares of Trubion beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board, and a written indication to provide such other information as the nominating and corporate governance committee may reasonably request.

Stockholder recommendations to the Board should be sent to our corporate secretary of Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121.

In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting. For a description of the process for nominating directors in accordance with our bylaws, see “General Information — How do I submit a stockholder proposal for the 2008 annual meeting?”

Director Qualifications

Our nominating and corporate governance committee will evaluate and recommend candidates for membership on the Board consistent with criteria established by the committee. The nominating and corporate governance committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board or specific qualities or skills that are necessary for one or more of the members of the Board to possess. However, the nominating and corporate governance committee, when considering a potential non-incumbent candidate, will factor into its determination the following qualities of a candidate: educational background, professional experience, including whether the person is a current or former chief executive officer or chief financial officer of a public company or the head of a division of a large international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

Identification and Evaluation of Nominees for Directors

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for director. Our nominating and corporate governance committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the nominating and corporate governance committee through stockholders, management, current members of the Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate, or other actions the committee deems appropriate, including the use of third parties to review candidates.

Audit Committee Matters

Membership and Independence

Drs. Brettman, Hove, and Saks and Mr. Mann, each of whom is a non-employee member of our Board, comprise our audit committee. Mr. Mann is the chair of our audit committee. Our Board has determined that Dr. Brettman, Dr. Saks, and Mr. Mann each satisfy the requirements for independence under the rules and regulations of The Nasdaq Stock Market and the SEC. Our Board has also determined that Mr. Mann qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of The Nasdaq Stock Market. Under the corporate governance standards of The Nasdaq Stock Market and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by no later than the first anniversary of the completion of our initial public offering, each member of our audit committee must be an independent director. Dr. Hove intends to conclude his service as a member of our audit committee prior to the first anniversary of the completion of our initial public offering in order to ensure our compliance with this requirement. Dr. Hove’s membership on the audit committee has not materially affected its ability to act independently and to satisfy any other requirements for independence. The audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Responsibilities

The audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors and approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance, and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	acting as our qualified legal compliance committee; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

A more detailed description of the audit committee’s functions can be found in our audit committee charter at http://investors.trubion.com/documents.cfm or by writing to us at Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121, Attention: Investor Relations. The audit committee met three times during the fiscal year ended December 31, 2006. The audit committee also acted by written consent one time during the fiscal year ended December 31, 2006.

Audit Committee Report

In connection with the financial statements for the fiscal year ended December 31, 2006, the audit committee has:

• reviewed and discussed the audited financial statements with management;

• discussed with Ernst & Young LLP, Trubion’s independent accountants, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended; and

• received the written disclosures and letter from Ernst & Young LLP discussing the matters required by Independence Standards Board Standard No. 1, and has discussed with Ernst & Young LLP its independence from Trubion.

Based upon these reviews and discussions the audit committee recommended to the Board at the March 22, 2007 meeting of the Board that the Company’s audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2006, filed with the SEC. The Board has approved this inclusion.

Respectfully submitted,

AUDIT COMMITTEE
Lee R. Brettman, M.D., FACP
Anders Hove, M.D.
David A. Mann
Samuel R. Saks, M.D.

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO ANY SUCH FILING.

Independent Auditor Fees

The following table sets forth the costs incurred by the Company for services provided by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2006 and December 31, 2005.

	Year Ended
	December 31,
Fee Category	2005	2006
	(thousands)	(thousands)

Audit Fees	$343	$966
Audit-Related Fees	—	14
Tax Fees	—	15
All Other Fees	—	—
Total Fees	$343	$995

Audit Fees.  Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of the interim consolidated financial statements included in our quarterly reports, and accounting services in connection with securities offerings.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations in connection with financial accounting and reporting standards.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

All Other Fees.  We did not engage Ernst & Young LLP to perform services not covered by the preceding three categories.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from stockholders.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. The audit committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. The audit committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any such pre-approval to the audit committee at the next scheduled meeting.

Compensation Committee Matters

Membership and Independence

Dr. Gillis, Mr. Heron, and Dr. Schnell, each of whom is a non-employee member of our Board, comprise our compensation committee. Mr. Heron is the chairman of our compensation committee. Our Board has determined that each member of our compensation committee meets the requirements for independence under the rules of The Nasdaq Stock Market.

Scope of Authority

The compensation committee is responsible for, among other things:

•	reviewing and recommending to our Board for our chief executive officer and other executive officers: annual base salary, annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control agreements/provisions, and any other benefits, compensation, or arrangements;

•	evaluating and recommending to our Board compensation plans, policies, and programs for our chief executive officer and other executive officers;

•	administering our equity incentive plans; and

•	preparing the compensation committee report that the SEC requires in our annual proxy statement.

A more detailed description of the compensation committee’s functions can be found in our compensation committee charter at http://investors.trubion.com/documents.cfm or by writing to us at Trubion Pharmaceuticals, Inc., 2401 4th Avenue, Suite 1050, Seattle, WA 98121, Attention: Investor Relations.

The Committee’s Processes and Procedures

The committee’s primary processes for establishing and overseeing executive compensation include:

•	Meetings. The compensation committee acted by written consent two times during the fiscal year ended December 31, 2006.

•	Role of Independent Consultant. The committee has retained Radford Consulting Group as its independent compensation consultant to assist the committee in evaluating executive compensation programs and in setting executive officers’ compensation. The use of an independent consultant provides additional assurance that the Company’s executive compensation programs are reasonable and consistent with Company objectives. The consultant reports directly to the committee and does not perform any services for management. The consultant participates in committee meetings and advises the committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. The consultant provides the committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and develops recommendations for structuring our compensation programs. Our president and chief executive officer does not participate in the determination of his own compensation or the compensation of directors.

•	Role of Executive Officers. Our president and chief executive officer makes recommendations to the compensation committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the compensation committee’s deliberations about their compensation. Those recommendations are then considered by the committee with the assistance of its compensation consultant. Our president and chief executive officer, chief financial officer, and vice president of human resources generally attend committee meetings but are not present for the executive sessions or for any discussion of their own compensation.

Directors’ compensation is established by the Board upon the recommendation of the directors and the compensation committee.

Compensation Committee Interlocks and Insider Participation

None of Dr. Gillis, Mr. Heron, or Dr. Schnell, who comprise our compensation committee, is an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

2006 Director Compensation

The following table shows the compensation paid by Trubion to each of our directors during fiscal year 2006 (January 1, 2006 — December 31, 2006):

	Fees
	Earned or
	Paid in			All Other
	Cash	Option		Compensation	Total
Name	($)	Awards ($)(2)		($)	($)

Lee R. Brettman, M.D, FACP	—	$37,559	(3)	—	$37,559
Steven Gillis, Ph.D.	—	$56,339	(4)	—	$56,339
Patrick J. Heron	—	$7,466	(5)	—	$7,466
Anders D. Hove, M.D.	—	$7,466	(6)	—	$7,466
David A. Mann	—	$53,153	(7)	—	$53,153
Robert Nelsen(1)	—	—		—	—
Samuel R. Saks, M.D.	—	—		—	—
David Schnell, M.D.	—	$7,466	(8)	—	$7,466
Peter A. Thompson, M.D., FACP	—	—		—	—

(1)	Mr. Nelsen resigned from our Board prior to our initial public offering. Such resignation was effective January 25, 2006.

(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R). See Notes 1 and 10 to our 2006 audited financial statements on pages F-8 and F-19 of our annual report for discussion of the assumptions used in calculating these values.

(3)	On March 8, 2006, Dr. Brettman was granted an option to purchase 12,757 shares of our common stock. The grant date fair value of such option, computed in accordance with FAS 123(R), was $178,848.00.

(4)	On March 8, 2006, Dr. Gillis was granted an option to purchase 19,135 shares of our common stock. The grant date fair value of such option, computed in accordance with FAS 123(R), was $268,272.00.

(5)	On October 24, 2006, Mr. Heron was granted an option to purchase 12,500 shares of our common stock. The grant date fair value of such option, computed in accordance with FAS 123(R), was $120,336.25.

(6)	On October 24, 2006, Dr. Hove was granted an option to purchase 12,500 shares of our common stock. The grant date fair value of such option, computed in accordance with FAS 123(R), was $120,336.25.

(7)	On April 21, 2006, Mr. Mann was granted an option to purchase 19,135 shares of our common stock. The grant date fair value of such option, computed in accordance with FAS 123(R), was $305,736.00.

(8)	On October 24, 2006, Dr. Schnell was granted an option to purchase 12,500 shares of our common stock. The grant date fair value of such option, computed in accordance with FAS 123(R), was $120,336.25.

Cash Compensation

The Company provides directors the following cash compensation:

•	Each non-executive director will receive an annual cash retainer of $25,000.

•	Each director who serves as a chair of any of Trubion’s audit, compensation, or nominating and corporate governance committees of the Board will receive an annual cash retainer of $7,500.

Stock Compensation

Stock compensation for directors consists of:

•	Each new non-executive director will be granted an option to purchase 25,000 shares of common stock with a per-share exercise price equal to the fair market value of that stock on the date of grant and vesting as to one-third of the shares on the one-year anniversary of the vesting commencement date, with one-third vesting each year thereafter, so that the award is fully vested after three years.

•	Each existing non-executive director will receive an annual option grant to purchase 5,000 shares of common stock with a per-share exercise price equal to the fair market value of that stock on the date of grant and vesting as to all of the shares on the one-year anniversary of the vesting commencement date, each conditioned upon the director’s continued service as a director.

Executive Compensation

Compensation Discussion and Analysis

Objectives and Philosophy of Executive Compensation

Trubion maintains a peer-based executive compensation program comprised of multiple elements. The primary objectives of the program with respect to executive compensation are:

•	attracting and retaining the most talented and dedicated executives possible;

•	correlating annual and long-term cash and stock incentives to achievement of measurable performance objectives;

•	aligning executives’ incentives with stockholder value creation; and

•	highlighting performance based/at-risk compensation progressively weighted with criticality of role.

To achieve these objectives the Company expects to implement and maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our product candidates, the identification and advancement of additional product candidates, and the performance of our common stock price. The compensation committee’s approach emphasizes the setting of compensation at levels the committee believes are competitive with executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance and our own strategic goals. A peer group of companies (17) was selected based on business stage, market cap, talent peers within geographical regions, and employee size.

We retained Radford Consulting Group to review our policies and procedures with respect to employee compensation, including executive compensation. In addition, we conduct an annual benchmark review of our executive compensation, as well as the mix of elements used to compensate our executive officers. Radford Consulting Group provides peer group and general industry compensation data and we benchmark our base salary and annual bonus against the 50th percentile of updated compensation for these participating companies.

Role of Executive Officers in Compensation Decisions

The compensation committee makes all compensation decisions with regard to the president and chief executive officer and approves recommendations regarding equity awards to all elected officers of the Company. Decisions regarding the non-equity compensation of other executive officers are made by the chief executive officer of the Company.

Elements of Executive Compensation

Executive compensation consists of the following elements:

•	Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, the program is designed to deliver executive base salaries near the 50th percentile of the range of salaries for executives with the requisite skills in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Executives with more experience, critical skills, and/or considered key performers may be compensated above the 50th percentile as part of the Company’s strategy for attracting, motivating and retaining highly experienced and high performing employees. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. This review occurs each year in the fourth quarter and adjustments are made from time to time to insure market competitiveness.

The compensation committee views change of control and non-change of control severance protection for the chief executive officer as a necessary component of a market competitive executive compensation program as many companies provide such benefits. While the types and amounts of benefits provided may vary, the committee believes that the aggregate potential value of Trubion’s programs does not differ in any material way from programs at comparable companies.

•	Discretionary Annual Incentive Bonus. Each year the compensation committee establishes a target discretionary annual incentive bonus pool based on a percentage of executives base salary and the achievement of corporate and individual objectives. The Board has the sole authority to award discretionary annual incentive bonuses to our executive officers. The compensation committee utilizes annual incentive bonuses to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors such as establishment and maintenance of key strategic relationships, development of our product candidates, identification and advancement of additional product candidates, and to financial factors such as raising capital, improving our results of operations, and increasing the price per share of our common stock.

•	Long-Term Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our 2006 Equity Incentive Plan has been established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have historically elected to use stock options as the primary long-term equity incentive vehicle.

Stock option grants are made at the commencement of employment, may be made annually based upon performance and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives. The compensation committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance, and the value of stock options in relation to other elements of the individual executive’s total compensation. We expect to continue to use stock options as a long-term incentive vehicle because:

•	Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders.

•	Stock options are performance based. All the value received by the recipient of a stock option is based on the growth of the stock price.

•	Stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation, while the vesting of stock options increases stockholder value over the longer term.

•	The vesting period of stock options encourages executive retention and the preservation of stockholder value.

We have not adopted stock ownership guidelines and our stock compensation plans have provided the principal method for our executive officers to acquire equity in the Company.

Stock Ownership Guidelines

We currently do not require our directors or executive officers to own a particular amount of our common stock. The compensation committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Perquisites

Our executive officers participate in the same group insurance and employee benefit plans as our other salaried employees. At this time we do not provide special benefits or other perquisites to our executive officers.

Change of Control Arrangements

Our 2006 Equity Incentive Plan provides that in the event of a merger or “change in control,” each outstanding award will be treated as the administrator determines, including that the successor corporation will assume or substitute an equivalent award for each outstanding award under the plan. If there is no assumption or substitution of outstanding awards such awards will become fully vested and exercisable immediately prior to the merger or change in control, unless otherwise determined by the administrator, and the administrator will provide notice to the recipient that he or she has the right to exercise such outstanding awards for a period of time stated in the notice. The awards will terminate upon the expiration of such stated notice period. With respect to awards made to a non-employee director that are assumed or substituted for, if on the date of, or following such assumption or substitution, such non-employee director ceases to serve on our Board due to a reason other than upon his or her voluntary resignation, such awards will become fully vested and exercisable upon termination.

The outstanding options granted pursuant to our 2002 Stock Plan shall be assumed or substituted by the successor corporation in connection with a merger or change in control. If there is no assumption or substitution of outstanding awards, such awards will become fully vested and exercisable immediately prior to the merger or change in control, and the administrator will provide notice to the recipient that he or she has the right to exercise such outstanding awards for a period of time stated in the notice. The awards will terminate upon the expiration of such stated notice period.

Named Executive Officers Compensation

Base Salary

Dr. Thompson’s base salary is at approximately 106% of the 50th percentile. Dr. Thompson, a founder of Trubion, has driven the organization’s performance, leading it from the early start-up phase through development to proof of scientific concept in humans, sustaining an alliance with a major pharmaceutical, and completing an initial public offering. In an executive session including all independent directors, the committee assessed Dr. Thompson’s 2006 performance. The compensation committee considered Trubion’s and Dr. Thompson’s accomplishment of objectives that had been established at the beginning of the year and its own subjective assessment of his performance. They noted that under Dr. Thompson’s leadership Trubion has had continued growth in operating capital and value creation.

Ms. Burris is the Company’s senior vice president and chief financial officer and her base salary is at approximately 116% of the 50th percentile. In establishing Ms. Burris’s base salary, the compensation committee primarily considered Ms. Burris’s experience in leading a company through the initial public offering process, and her critical transactional and strategic skills were key considerations as part of the Company’s strategy for attracting, motivating, and retaining a highly experienced and high performing chief financial officer.

Discretionary Annual Incentive Bonus

Actual bonus awards for each named executive officer are listed in the 2006 Summary Compensation Table on page 19. In 2006, after assessing performance, the compensation committee awarded discretionary, incentive-based annual bonuses to Dr. Thompson and Ms. Burris. In 2006, Trubion implemented and established an outstanding collaborative relationship with its corporate alliance partner. The relationship has yielded significant scientific progress that has been mutually beneficial and has also supported funding of Trubion’s proprietary pipeline of product candidates. Trubion embarked upon and successfully emerged in 2006 as a publicly-traded company on The Nasdaq Global Market. This transaction netted Trubion significant operating capital and has provided investors and stockholders a marketplace for trading in Trubion securities.

Long-Term Incentive Program

In determining the amount of the stock option grants made to Dr. Thompson in 2006, the compensation committee took into account several factors including: a regular ongoing grant to maintain the longer-term retentive ability of the Company with relation to Dr. Thompson’s employment with Trubion; a fixed bonus as part of Dr. Thompson’s employment agreement with the Company; and the achievement of significant corporate objectives including the culmination of a substantial alliance with a major pharmaceutical company.

In determining the amount of the stock option grant made to Ms. Burris in connection with her offer of employment, the compensation committee primarily considered the equity compensation awards made by publicly-held companies of similar size and stage of development operating in the biotechnology industry, while taking into account the Company’s relative performance and strategic goals.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE
Steven Gillis, Ph.D.
Patrick J. Heron
David Schnell, M.D.

THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO ANY SUCH FILING.

2006 Summary Compensation Table

The following table shows the compensation paid by Trubion to our chief executive officer and chief financial officer, who were our only executive officers (collectively, the “Named Executive Officers”) during fiscal year 2006 (January 1, 2006 – December 31, 2006):

				Option	All Other
		Salary	Bonus	Awards(1)	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Peter A. Thompson,	2006	$345,000	$172,500	$1,067,250	$888 (2)	$1,585,638
President & Chief Executive Officer
Michelle G. Burris,	2006	$271,468 (3)	$94,357	$268,262	$654 (4)	$634,741
Senior Vice President & Chief Financial Officer

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123(R). See Notes 1 and 10 to our 2006 audited financial statements on pages F-8 and F-19 of our annual report for discussion of the assumptions used in calculating these values.

(2)	We paid Dr. Thompson $360 as a tax gross up for short and long term disability insurance. We paid a $528 premium for a life insurance policy for Dr. Thompson.

(3)	Ms. Burris joined us on February 6, 2006, and her salary and bonus for fiscal 2006 reflect a partial year of employment.

(4)	We paid Ms. Burris $214 as a tax gross up for short and long term disability insurance. We paid a $440 premium for a life insurance policy for Ms. Burris.

2006 Grants of Plan-Based Awards

The following table sets forth grants of stock options made during the fiscal year ended December 31, 2006 to each Named Executive Officer:

		All Other Option
		Awards: Number of	Exercise or	Grant Date Fair
		Securities Underlying	Base Price	Value of Option
		Options	of Option Awards	Awards(1)
Name	Grant Date	(#)	($/Sh)	($)

Peter A. Thompson,	1/25/06	18,497 (2)	$6.53	$253,888
President & Chief Executive Officer	3/8/06	40,339 (3)	$6.53	$651,747
	3/8/06	95,678 (4)	$6.53	$1,574,797
Michelle G. Burris,	3/8/06	79,732 (5)	$6.53	$1,288,200
Senior Vice President & Chief Financial Officer

(1)	Represents the fair value of each stock option as of the date it was granted, computed in accordance with FAS 123(R).

(2)	This incentive stock option vested at the rate of 1/12th of the shares on February 1, 2006 and 1/12th of the shares monthly thereafter, such that all of the shares were fully vested as of January 1, 2007.

(3)	This incentive stock option vests at the rate of 25% on July 13, 2005, and 1/36th of the remaining shares monthly thereafter, such that all of the shares will be fully vested as of July 13, 2008.

(4)	This incentive stock option vests at the rate of 25% on January 1, 2007, and 1/36th of the remaining shares monthly thereafter, such that all of the shares will be fully vested as of January 1, 2010.

(5)	This incentive stock option vests at the rate of 25% on February 6, 2007, and 1/36th of the remaining shares monthly thereafter, such that all of the shares will be fully vested as of February 6, 2010.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth, for each of the Named Executive Officers, the number and exercise price of unexercised options, and the number and market value of stock awards that have not vested as of the end of fiscal year 2006:

	Number of		Number of
	Securities		Securities
	Underlying		Underlying	Option
	Unexercised Options		Unexercised Options	Exercise
	(#)		(#)	Price	Option
Name	Exercisable		Unexercisable	($)	Expiration Date

Peter A. Thompson,	91,532	(1)	—	$0.07	09/27/12
President & Chief Executive Officer	14,650	(2)	2,254	$0.32	02/28/13
	32,775	(3)	47,903	$0.32	12/16/14
	11,116	(3)	15,776	$0.32	02/03/15
	1,913	(4)	—	$0.32	04/28/15
	24,372	(3)	15,967	$2.70	11/30/15
	0		95,678 (5)	$6.53	03/08/16
	16,956	(6)	1,541	$6.53	01/25/16
	24,373	(3)	15,966	$6.53	03/08/16
Michelle G. Burris,	—		79,732 (7)	$6.53	03/08/16
Senior Vice President & Chief Financial Officer

(1)	This non-qualified stock option vested at the rate of 50% on September 27, 2003 and 1/12th of the remaining shares monthly thereafter, such that all of the shares were fully vested as of September 27, 2004.

(2)	This incentive stock option vests at the rate of approximately 42% on February 1, 2003, 25% of the remaining unvested shares on February 1, 2004 and 1/36th of the remaining unvested shares monthly thereafter, such that all of the shares will be fully vested as of 2/1/2007.

(3)	These incentive stock options vest at the rate of 25% on July 13, 2005, and 1/36th of the remaining shares monthly thereafter, such that all of the shares will be fully vested as of July 13, 2008.

(4)	This incentive stock option vested at the rate of 1/12th of the shares on February 1, 2005 and 1/12th of the shares monthly thereafter, such that all of the shares were fully vested as of January 1, 2006.

(5)	This incentive stock option vests at the rate of 25% on January 1, 2007, and 1/36th of the remaining shares monthly thereafter, such that all of the shares will be fully vested as of January 1, 2010.

(6)	This incentive stock option vested at the rate of 1/12th of the shares on February 1, 2006 and 1/12th of the shares monthly thereafter, such that all of the shares were fully vested as of January 1, 2007.

(7)	This incentive stock option vests at the rate of 25% on February 6, 2007, and 1/36th of the remaining shares monthly thereafter, such that all of the shares will be fully vested as of February 6, 2010.

Severance and Change-in-Control Arrangements

In the event Dr. Thompson was terminated by reason of an Involuntary Termination, as defined in his amended and restated employment agreement dated March 29, 2006, he would receive a lump sum severance payment of 25% of his annual base salary rate as then in effect, and then twelve equal monthly, continuing severance payments at a rate equal to 75% of his base salary pay, as then in effect. Assuming Dr. Thompson had been terminated as of December 29, 2006, he would have received a lump sum payment of $67,867, and twelve monthly, equal continuing payments of $16,966.

In addition, in the event Dr. Thompson was terminated by reason of an Involuntary Termination, he would be entitled to receive a continuation of his benefits under the Company’s then existing benefit plans and policies, in accordance with such plans and policies in effect on the date of termination, for twelve months following the date of term. Assuming Dr. Thompson had been terminated on December 29, 2006, the estimated payment for these severance benefits total approximately $14,538.

In addition, in the event Dr. Thompson was terminated by reason of an Involuntary Termination, that portion of any unvested stock options or shares of restricted stock that would otherwise vest through the end of twelve months after the date of such termination would immediately be accelerated as of the date of such termination. Assuming Dr. Thompson had been terminated on December 29, 2006, and assuming a closing market price of the Company’s common stock of $18.01 as of such date, the estimated benefit to him would be $1.6 million.

To obtain the severance payments and the other benefits listed above, Dr. Thompson would be required to execute the Company’s standard form of release of claims containing, among other things, a full release of claims and his continued compliance with the non-competition provision of his confidential information agreement for twelve months following the termination date.

Transactions with Related Persons

Our Code of Business Conduct and Ethics requires each director, employee, officer, and contractor of Trubion to disclose any significant interest in any related party transaction and that interest must be approved in writing by our legal department. If it is determined that the transaction is required to be reported under SEC rules, then the transaction will be subject to the review and approval by the audit committee of our board of directors. A copy of our Code of Business Conduct and Ethics is available on our website at http://investors.trubion.com/documents.cfm.

The charter of the audit committee affirms the audit committee’s responsibility for the review and approval of related party transactions. We annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee, or officer.

The following is a description of each transaction in the last fiscal year and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Stock Option Grants

We have granted stock options to our executive officers and certain of our directors under our 2002 Stock Plan and 2006 Equity Incentive Plan. See “2006 Director Compensation” and “Executive Compensation” for a further description of these option awards.

Employment Agreement and Offer Letter

We are party to an employment agreement with Dr. Thompson, our president and chief executive officer. Pursuant to the terms of the agreement, Dr. Thompson is an at-will employee with an annual base salary of $345,000 and is eligible to receive an annual incentive bonus of up to $180,000 if certain milestones, established at the discretion of our Board or the compensation committee, are met. Pursuant to the agreement, if we terminate Dr. Thompson’s employment without cause, materially and adversely change his position, materially reduce his base salary or benefits, materially breach the agreement, or if we require Dr. Thompson to relocate more than 40 miles from our current location in Seattle and he refuses, Dr. Thompson will be entitled to receive a lump sum severance payment equal to 25% of his base salary, additional severance payments for the next twelve months equal to 75% of his base salary, and additional employee benefits for up to twelve months.

Pursuant to the terms of an offer letter, Ms. Burris, our senior vice president and chief financial officer, is an at-will employee with an annual base salary of $300,000 and is eligible to receive an annual incentive bonus of up to $100,000 if certain milestones, established at the discretion of our chief executive officer, are met. Our chief executive officer and compensation committee will approve any payment of a bonus to Ms. Burris.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. The form of agreement provides that we will indemnify each of our directors and officers against any and all expenses incurred by that director or officer because of his or her status as one of our directors or officers, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation, and our bylaws. In addition, the form of indemnification agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors and officers in connection with a legal proceeding.

Voting Securities and Principal Holders

The following table sets forth the beneficial ownership of our common stock as of March 26, 2007 by:

•	all persons known to us, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act, to be the beneficial owners of more than 5% of our common stock and based on the records of U.S. Stock Transfer Corporation, our transfer agent;

•	each director;

•	each of the executive officers named in the table under “Executive Compensation — 2006 Summary Compensation Table;” and

•	all current directors and executive officers as a group.

Except as otherwise noted, and subject to applicable community property laws, the persons named in this table have, to our knowledge, sole voting and investing power for all of the shares of common stock held by them.

This table lists applicable percentage ownership based on 17,585,477 shares of common stock outstanding as of March 26, 2007. Options to purchase shares of our common stock that are exercisable within 60 days of March 26, 2007 are deemed to be beneficially owned by the persons holding these options for the purpose of computing the number of shares owned by, and percentage ownership of, that person, but are not treated as outstanding for the purpose of computing any other person’s number of shares owned or ownership percentage.

Unless otherwise indicated, the address for each stockholder on this table is c/o Trubion Pharmaceuticals, Inc., 2401 4th Ave, Suite 1050, Seattle, WA, 98121:

	Shares Beneficially Owned
	Exercisable Stock	Number of Shares	Percent of
Name of Beneficial Owner	Options(1)	Beneficially Owned(2)	Class
5% Stockholders:
Entities affiliated with ARCH Venture Partners(3)	—	2,357,046	13.40%
Entities affiliated with Frazier Healthcare Ventures(4)	—	2,237,940	12.73%
Entities affiliated with Oxford Bioscience Partners(5)	—	2,197,300	12.49%
Entities affiliated with Venrock Associates(6)	—	1,857,632	10.56%
Entities affiliated with Prospect Venture Partners(7)	—	1,857,631	10.56%
Entities affiliated with Davidson Kemper Partners(8)	—	1,220,661	6.94%
Entities affiliated with Maverick Capital, Ltd.(9)	—	906,633	5.16%
Entities affiliated with FMR Corp.(10)	—	890,602	5.06%

	Shares Beneficially Owned
	Exercisable Stock	Number of Shares	Percent of
Name of Beneficial Owner	Options(1)	Beneficially Owned(2)	Class
Directors and Executive Officers:
Peter A. Thompson, M.D., FACP(11)	278,330	533,362	3.0%
Michelle G. Burris	24,916	24,916	*
Lee T. Brettman, M.D., FACP	6,379	22,326	*
Steven Gillis(12)	9,567	2,366,613	13.45%
Patrick J. Heron(13)	—	2,237,940	12.73%
Anders D. Hove, M.D.(14)	—	1,857,632	10.56%
David A. Mann(15)	5,182	10,117	*
Samuel R. Saks, M.D.	10,763	10,763	*
David Schnell, M.D.(16)	—	1,857,631	10.56%
All directors and executive officers as a group (9 persons)	335,137	8,921,297	49.78%

*	Less than one percent.

(1)	This column lists the number of shares of our common stock that the officers and directors have a right to acquire within 60 days after March 26, 2007 through the exercise of stock options.

(2)	This column consists of outstanding shares plus the options set forth in the previous column.

(3)	Based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed with the SEC on February 14, 2007. Each of ARCH Venture Fund V, L.P., ARCH V Entrepreneurs Fund, L.P., Healthcare Focus Fund, L.P., ARCH Venture Partners, V, L.P., ARCH Venture Partners V, LLC, Steven Lazarus, Keith Crandell, Robert Nelsen, and Clinton Bybee reports shared voting and dispositive power over the shares beneficially owned by affiliated entities of ARCH Venture Partners. The address of all filing persons is 8725 W. Higgins Road, Suite 290, Chicago, IL 60631.

(4)	Based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed with the SEC on February 14, 2007. Each of FHM III, LLC, Frazier Healthcare III, LP and Patrick Heron reports shared voting and dispositive power over the 592,589 shares beneficially owned by Frazier Healthcare III, LP; each of FHM III, LLC, Frazier Affiliates III, LP and Patrick Heron reports shared voting and dispositive power over the 4,373 shares held by Frazier Affiliates III, LP; each of FHM IV, LP, Frazier Healthcare IV, LP and Patrick Heron reports sole voting and dispositive power over the 1,632,687 shares beneficially owned by Frazier Healthcare IV, LP; and each of FHM IV, LP, Frazier Affiliates IV, LP and Patrick Heron reports shared and voting dispositive power over the 8,291 shares held by Frazier Affiliates IV, LP. Patrick Heron disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein. The address of all filing persons is 601 Union Street, Suite 3200, Seattle, WA 98101.

(5)	Based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed with the SEC on February 14, 2007. OBP Management IV L.P. is the sole general partner of Oxford Bioscience Fund IV L.P. and mRNA Fund II L.P., and each of Oxford Bioscience Fund IV L.P., mRNA Fund II L.P., OBP Management IV L.P. and the general partners of OBP Management IV L.P., (Jeffrey T. Barnes, Mark P. Carthy, Jonathan J. Fleming, Michael E. Lytton and Alan G. Walton), reports shared voting and dispositive power over the shares beneficially owned by the affiliated entities of Oxford Bioscience Partners. The address of all filing persons is 222 Berkeley Street, Suite 1650, Boston, MA 02116.

(6)	Based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed with the SEC on February 14, 2007. Venrock Associates IV, L.P. beneficially owns 1,512,111 shares, Venrock Partners, L.P. beneficially owns 308,367 shares, and Venrock Entrepreneurs Fund IV, L.P. beneficially owns 37,154 shares, and each of the Venrock affiliated funds reports shared voting and dispositive power over the shares beneficially held by the affiliated entities of Venrock Associates. The address of all filing persons is 30 Rockefeller Plaza Suite 5508 New York, NY 10112.

(7)	Based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed with the SEC on February 12, 2007. Prospect Management Co. II, L.L.C. serves as the general partner of Prospect Venture Partners II, L.P. and Prospect Associates II, L.P., and each of Prospect Management Co. II, L.L.C., Prospect Venture Partners II, L.P., Prospect Associates II, L.P., David Schnell, Alexander E. Barkas, Russell C. Hirsch and James B. Tananbaum report shared voting and dispositive power over the shares beneficially held by the affiliated entities of Prospect Venture Partners. The address of all filing persons is 435 Tasso Street, Suite 200, Palo Alto, CA 94301.

(8)	Based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed with the SEC on February 14, 2007. Each of Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman reports shared voting and dispositive power of the 1,220,661 shares beneficially held by the affiliated entities of Davidson Kemper Partners. The address of all filing persons is 65 East 55th Street, 19th Floor, New York, NY 10022.

(9)	Based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed with the SEC on February 14, 2007. Mr. Ainslie is a manager of Maverick Capital Management, LLC, the general partner of Maverick Capital, Ltd., and has sole voting and dispositive power with respect to 906,633 shares. The address of all filing persons is 300 Crescent Court, 18th Floor, Dallas, TX 75201.

(10)	Based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed with the SEC on February 14, 2007. Edward C. Johnson 3d and FMR Corp., through its control of its wholly-owned subsidiary Fidelity Management & Research Company (“Fidelity”), report shared dispositive over the 890,602 shares owned by Fidelity. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address of all filing persons is 82 Devonshire Street, Boston, MA 02109.

(11)	Based in part on information included in a Form 4 filed with the SEC on October 19, 2006.

(12)	Represents 2,357,046 shares of common stock held by entities affiliated with ARCH Venture Partners. Dr. Gillis is an employee of ARCH Venture Corporation, a service provider to ARCH Venture Fund V, L.P., ARCH V Entrepreneurs Fund, L.P. and Healthcare Focus Fund, L.P., each of which is a stockholder. Dr. Gillis disclaims beneficial ownership of shares owned by these entities.

(13)	Represents 2,237,940 shares of common stock held by entities affiliated with Frazier Healthcare Ventures. Mr. Heron is a partner of FHM IV, LP, the general partner of Frazier Healthcare IV, L.P. and Frazier Affiliates IV, L.P., and an affiliate of FHM III, LLC, the general partner of Frazier Healthcare III, L.P. and Frazier Affiliates III, L.P.; however, he disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest therein.

(14)	Represents 1,857,632 shares of common stock held by entities affiliated with Venrock Associates. Dr. Hove is a general partner of Venrock Associates; however, he disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest therein.

(15)	Based in part on information included in a Form 4 filed with the SEC on December 1, 2006.

(16)	Represents 1,857,631 shares of common stock held by entities affiliated with Prospect Venture Partners. Dr. Schnell is a managing member of Prospect Management Co. II, LLC, the general partner of these Prospect funds; however, he disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest therein.

PROPOSAL I

ELECTION OF DIRECTORS

As of the date of this proxy statement, our Board is composed of eight directors. Our Board is divided into three classes, with the term of office of one class expiring each year. We currently have eight directors with two directors in Class I and three directors in each of Class II and Class III. The terms of office of our Class I directors, Steven Gillis and Patrick Heron, will expire at the 2007 Annual Meeting of Stockholders. The terms of office of our Class II directors, David A. Mann, Samuel R. Saks and David Schnell, will expire at the 2008 Annual Meeting. The terms of office of our Class III directors, Lee R. Brettman, Anders D. Hove, and Peter A. Thompson, will expire at the 2009 Annual Meeting of Stockholders. At the 2007 Annual Meeting stockholders will elect two Class I directors, each for a term of three years.

Nominees for Class I Directors

The following sets forth information concerning the nominees for election as directors at the 2007 Annual Meeting, including information as to each nominee’s age and business experience as of the record date.

Name of Nominee	Age	Position/Principal Occupation During Past Five Years

Steven Gillis, Ph.D.(1)(2)	53	Steven Gillis, Ph.D., has served as a member of the Board since January 2006. Since 2005, Dr. Gillis has been a managing director with ARCH Venture Partners, a venture capital firm. From 1994 to 2005 Dr. Gillis served as chief executive officer and chairman of the board of directors of Corixa Corporation, which he co-founded in October 1994. Previously, Dr. Gillis served as chief executive officer and chairman of the board of directors of Immunex Corporation, which he co-founded. Dr. Gillis serves as a director of Migenix, Inc. Dr. Gillis received a Ph.D. from Dartmouth College and a B.A. from Williams College.
Patrick J. Heron(1)	36	Patrick J. Heron has served as a member of the Board since November 2002. Mr. Heron is a partner with Frazier Healthcare Ventures, a venture capital firm, which he joined in 1999. Mr. Heron received a B.A. from the University of North Carolina at Chapel Hill and received an MBA from Harvard Business School.

(1)	Member of compensation committee

(2)	Member of nominating and corporate governance committee

Your Board Recommends That Stockholders
Vote FOR Both Nominees Listed Above.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has appointed, subject to ratification by our stockholders, Ernst & Young LLP as the Company’s independent registered public accounting firm to audit our books, records, and accounts for the current fiscal year ending December 31, 2007. Ernst & Young has audited our financial statements beginning with the year ended December 31, 2003.

Your Board Recommends That Stockholders
Vote FOR The Ratification Of Appointment Of Ernst & Young LLP As The Company’s
Independent Registered Public Accounting Firm (Independent Auditors).

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors, and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we received we believe that from October 18, 2006 through December 31, 2006 all Section 16(a) filing requirements applicable to our officers, directors, and 10% stockholders were satisfied, except that, in connection with our initial public offering in October 2006, the initial Form 3 for each of the following persons had an event date of October 17, 2006, but was filed on October 18, 2006: Lee Brettman; Michelle Burris; Steven Gillis; David Mann; Samuel Saks; David Schnell; Peter Thompson; entities affiliated with Frazier Healthcare Ventures; and entities affiliated with Prospect Venture Partners.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth as of December 31, 2006 certain information regarding our equity compensation plans.

Equity Compensation Plan Information

	A	B	C
Number of securities
	Number of securities to	Weighted-average	remaining available for
	be issued upon	exercise price of	future issuance under
	exercise	outstanding	equity compensation plans
	of outstanding options,	options, warrants,	(excluding securities
Plan category	warrants, and rights	and rights	reflected in Column A)

Equity compensation plans approved by security holders	1,587,626	$3.90	490,522
Equity compensation plans not approved by security holders	—	—	—
Total	1,587,626	$3.90	490,522

Stockholder Proposals for the 2008 Annual Meeting of Stockholders

Stockholder proposals for our 2008 Annual Meeting of Stockholders, whether intended for inclusion in the Proxy Statement for such meeting or for presentation directly at such meeting, must be received at our principal executive offices by the close of business on December 27, 2007. In addition, notice of any stockholder proposals must be given in accordance with our bylaws and all other applicable requirements including the rules and regulations of the SEC. If a stockholder fails to give notice of a stockholder proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the Proxy

Statement for the 2008 Annual Meeting of Stockholders and the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2008 Annual Meeting of Stockholders.

Other Business

The Board is not aware of any other matters to be presented at the annual meeting. If, however, any other matter should properly come before the annual meeting, the enclosed proxy card confers discretionary authority with respect to such matter.

By Order of the Board of Directors,

/s/  Patrick J. Schultheis
Patrick J. Schultheis
Secretary

Please Detach Here
▼  You Must Detach This Portion of the Proxy Card  ▼
Before Returning it in the Enclosed Envelope
▼   DETACH PROXY CARD HERE   ▼

1.  Election of Class I Directors. A proposal to elect as directors the persons listed below to serve until the Annual Meeting of Stockholders in the year 2010 or until their successors are duly elected and qualified.
☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY TO VOTE (in the manner listed below)
Nominees:     Steven Gillis, Ph.D.                    Patrick J. Heron
(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed above. To withhold authority to vote for all nominees, strike a line through all names listed above.)

2. Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm.	Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters
☐ FOR ☐ AGAINST ☐ ABSTAIN	are properly presented at the Annual Meeting, this proxy will be voted in accordance with the recommendations of management.
3. In management’s discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	I (WE) WILL ☐ WILL NOT ☐ ATTEND THE MEETING IN PERSON.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders for the May 25, 2007 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

Dated:	, 2007

Signature(s)

Signature(s)

NOTE: Signature(s) should agree with name(s) on TRBN stock certificate(s). Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships should so indicate when signing. All joint owners must sign.

PLEASE RETURN IMMEDIATELY

▼   DETACH PROXY CARD HERE   ▼
PROXY
TRUBION PHARMACEUTICALS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of TRUBION PHARMACEUTICALS, INC. (“TRBN”) hereby nominates, constitutes and appoints David F. Wickwire and Patrick J. Schultheis, and each of them (with full power to act alone) the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of TRBN standing in my name and on its books on March 26, 2007 at the Annual Meeting of Stockholders to be held at Trubion’s corporate offices at 2401 4th Ave., Suite 1050, Seattle, WA on May 25, 2007 at 9:30 a.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS. THE BOARD ALSO RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE DIRECTORS SET FORTH ON REVERSE, AND “FOR” PROPOSAL 2.
PLEASE SIGN AND DATE ON REVERSE